Remarks by:

Henry C. Wolf
Vice Chairman and Chief Financial Officer
Norfolk Southern Corporation

Before the:

Deutsche Bank Global Transportation Conference
Naples, Florida
February 12, 2003

Good morning. It's a pleasure to join you today. I think we can all agree that Naples is a great venue for a transportation conference, particularly in February. And so, on behalf of Norfolk Southern, I'd like to thank John Barnes and the entire Deutsche Banc team for inviting us to participate. As I was preparing to return to this podium, I was reminded of how different things seem to us today as contrasted with the way they appeared just a couple of years ago. And I suspect that the business environment will change over the next few years and appear far different than we see it today.

As investors, it is important to focus on the direction of any business enterprise over time. And so, in my time with you this morning, I would like to share with you some of the progress we have been making and provide you with a sense of the direction in which Norfolk Southern is moving.

As you will see, our performance reflects an improvement in railway operating income notwithstanding the challenges of a soft economy as a result of a combination of: 1) improved service consistency and reliability, 2) a continued focus on cost control and debt reduction, and 3) the strategic positioning of Norfolk Southern to capture the opportunities for business growth as the economy rebounds in the future.

Let me take a moment to touch on a subject that is very important to us at Norfolk Southern - - Safety. Culturally, we have placed a great deal of emphasis on safety, and we believe that it is a major strength of our company.

For the year 2002, our reportable injury ratio was 1.2, which is a 4 percent improvement over the prior year.

Norfolk Southern has set the pace for the railroad industry in employee safety for thirteen consecutive years by winning the E.H. Harriman Gold Medal. While the official results won't be announced until spring, we believe that we are in good position to win yet another gold medal based on our benchmark performance in 2002. Overall, our system continues to run safely and smoothly, with labor and management working together to maintain the safest work environment in the industry.

Just as we focus on the safety of our employees, we also are committed to the safe handling our customers' lading. As shown here, Norfolk Southern leads the major U.S. railroads with the lowest ratio of cars derailed per billion car-miles. We are applying the same discipline to improve efficiency and productivity to our railroad operations.

As many of you are aware since our last visit here, we completed rollout of our Thoroughbred Operating Plan, or TOP, in the first quarter of 2002. Since then, transit times, on-time performance and interline service have all improved. Transit time variability was reduced 50 percent, and on-time arrivals for merchandise trains hit 90 percent and continue to improve. As you can see, our average on-time train performance for 2002 was 84 percent and has consistently improved since 1999.

TOP is critical to our future business growth. It positions us to improve service consistency and reliability and, at the same time, is beginning to yield improved financial results for Norfolk Southern.

Let's turn to our most recent financial results. Railway operating revenues for the fourth quarter were $1.58 billion, an increase of $51 million, or 3 percent, compared with the fourth quarter of 2001.

For the year, railway operating revenues were a record $6.27 billion, $100 million ahead of 2001.

Railway Operating Revenues - Quarterly Comparison 2002 vs. 2001

As you can see from this quarter-over-quarter comparison, our railway operating revenues for the first half of 2002 were $41 million below the revenues generated in the first half of 2001. However, in the second half of the year, our railway operating revenues were $141 million higher than the last six months of 2001, producing a $100 million year-over-year increase in railway operating revenues, and clearly suggesting a positive momentum going forward.

This chart shows the components of our railway operating revenues in 1998, prior to the addition of Conrail, and 2002 revenues. As you can see from this comparison, Norfolk Southern continues to maintain a balanced traffic portfolio that reduces dependence on any one sector of the economy.

During our last full year before the Conrail integration, coal accounted for 29 percent of our total revenues, intermodal just 13 percent, and general merchandise 58 percent.

By comparison, in 2002, coal accounted for only 23 percent of our revenues and intermodal increased to 19 percent of the total. While general merchandise traffic still accounts for 58 percent of our total revenues, there have been several changes in our traffic mix, specifically increases in automotive, and metals and construction revenues accompanied by a decline in paper, clay and forest products. The expanded Norfolk Southern system has allowed us to absorb the change in mix of our traffic base and at the same time enabled us to post revenue gains despite the recent weakness in our coal traffic, particularly in the export arena.

As indicated by this slide, we have experienced a significant decline in our export coal traffic, which has traditionally been a strong market for Norfolk Southern.

Export coal in 2002 was depressed primarily due to a strong dollar, the economic slowdown in Europe, and lower ocean bulk rates, which made foreign source coals more competitive. As a consequence, export coal shipments last year reached their lowest level in 20 years. This year we anticipate continued pressure on export coal volume, but we are hopeful that slightly more favorable currency exchange rates coupled with some strengthening in the European economies will enable us to make modest gains in export coal volumes.

On a more positive note, improvements in rates on export coal have helped us to partially offset the decline in export coal volume.

As these two charts show, we continued to make progress in our revenue yield in 2002. Fourth quarter carloads increased by 0.1 percent and revenue per car increased by 3.3 percent, resulting in a 3.3 percent increase in railway operating revenues.

For the year, carloads increased by 1.4 percent and revenue per car increased by 0.2 percent, resulting in an increase in railway operating revenues of 1.6 percent. As we move forward, we will continue our commitment to pricing that reflects the current market value of our rail service.

Turning to the expense side of the income statement, railway operating expenses for the fourth quarter were $1.29 billion, an increase of $38 million, or 3 percent, compared with 2001.

For the year 2002, railway operating expenses were $5.11 billion, $51 million lower than 2001.

This graph shows the components of our operating expenses for 2002. As you can see, compensation and benefits is the largest component of our expenses, accounting for 40 percent of our expenses for the year. Materials, services and rents was the second largest category, representing 28 percent of total operating expenses. These two cost centers combined represent more than two-thirds of our total operating expenses and will be the principle focus of our cost-saving initiatives going forward.

While we are focused on controlling costs, in 2003 we are going to face a number of challenges on the expense side of the equation, as indicated here. In summary, compensation and benefits expense are expected to increase due to higher wage rates, increased health and welfare costs and lower pension income under FAS 87.

Materials, services and rents reflect continued pressure from volume-related expense increases, as well as increased haulage expenses. We anticipate that diesel fuel prices will move higher in 2003 compared to 2002 levels. And finally, depreciation expense will increase modestly due to our investments in plant and equipment.

As I mentioned earlier, compensation and benefits represents our largest area of spend and consequently it has been a principal area of focus for us. As you can see, following the integration of Conrail, our average employee head count increased to 35,996 in January 2000. Since that time, our work force has been reduced through attrition, early retirement and furloughs. In 2002, our average employee head count declined by an additional 41/2 percent from 29,828 to 28,514 as a result of retirements, attrition and selective furloughs.

Notwithstanding the significant reductions in our work force over the last two years, employee productivity continues to increase. For the fourth quarter, operating revenue per employee was $55,900, an 8 percent quarter-over-quarter improvement compared with last year and better than our pre-Conrail numbers.

Another measure of employee productivity - carloads per employee - shows that in the fourth quarter of 2002 we reached 58.7 carloads per employee, a 5 percent improvement over last year.

As you are aware, the Railroad Retirement bill that was passed in 2001, generates railroad retirement tax savings for railroad employers, among other things. The 2001 Act provided for: 1) the elimination of the supplemental annuity tax of 26 cents per hour per employee; and 2) the reduction of the Tier II tax rate from 16.1 percent to 15.6 percent in 2002, with further reductions to 14.2 percent in 2003 and 13.1 percent thereafter.

Our payroll tax savings for 2002 were $21 million based on a supplemental annuity tax savings of $14 million (shown in blue) and a reduction in Tier II railroad retirement taxes of $7 million (shown in green). Annual savings are currently estimated at $42 million in 2003, and $58 million thereafter, as shown here.

While we will realize a benefit of an additional $21 million from lower payroll tax rates in 2003 under the Railroad Retirement bill, we expect that incremental savings to be offset by an increase in the Railroad Unemployment Tax rate, added payroll taxes on increased wages and a higher wage base.

In addition, in 2003, we expect added pressure on our compensation and benefits costs due to higher wage rates, increased health and welfare benefit costs and lower pension income. We expect pension income under FAS 87 to reflect a further decline of approximately $33 million in 2003 as a result of changes in our actuarial assumptions made last year and reduced pension assets in the wake of declines in the equity markets.

Our second largest expense category is materials services & rents. In 2002, materials, services and rents increased in total by $13 million, but there were larger fluctuations among the three components. Purchased services increased by $66 million primarily due to higher volume-related services, increased legal fees, higher joint facility costs, and increased derailment expenses.

Materials increased $9 million due to increased expense for locomotive overhaul materials.

On the other hand, these increases were partially offset by a reduction in equipment rents of $62 million, or 14 percent, largely made possible by improved efficiencies in operations flowing from TOP, our new operating plan that I mentioned earlier.

TOP has had a significant impact on our car hire expense, which has helped us to reduce equipment rents expense. The downward trend shown here in red represents a 38 percent improvement from January 2000 through December of 2002. As service consistency and reliability improve, we anticipate further reductions in monthly car hire requirements.

In 2002, our railway operating expenses improved largely as a result of a decline in diesel fuel expense, which decreased by $70 million, or 17 percent. The improvement in diesel fuel expense was primarily due to a year-over-year decline in the average price per gallon, which fell from 86 cents in 2001 to 73 cents in 2002. Diesel fuel consumption was modestly lower at 472 million gallons versus 478 million gallons in 2001. As you can see from this chart, diesel fuel prices rose over the course of the year 2002 and the fourth quarter was the first time that we saw a year-over-year increase in the average price per gallon - 80 cents compared with 78 cents in the prior year.

The good news is that we began a fuel-hedging program in 2001 consisting of swaps and advance purchases to help us control the volatility of fuel costs over time. In 2002, we were 71 percent hedged with swaps and advance purchases, and our diesel fuel hedging program generated approximately $10 million of savings.

We hedged approximately 80.2 million gallons of fuel in the fourth quarter and had 82.2, 92.3 and 79.6 million gallons hedged respectively, in the first, second and third quarters. The average price per gallon on the hedged fuel ranged from 69 cents in the first quarter to 76.8 cents in the fourth quarter.

Looking forward, we have hedged a portion of our 2003 diesel fuel requirements through swaps such that we are hedged 70 percent in the first quarter, 68 percent in the second quarter, 60 percent in the third quarter and 48 percent in the fourth quarter. For the full year we estimate that we are approximately 62 percent hedged at an average price per gallon of 73 cents for the year.

As we progress through the year additional swaps will be layered on existing swaps until we reach a point when, at any given time, the following month's diesel fuel requirements will be 80 percent hedged. At that time our program will be fully ramped up, and new swaps will replace expiring swaps each month. Once fully implemented, our hedging program will have us about 62 percent hedged for the ensuing 12 months projected fuel requirements at any point in time.

Our efforts to drive top-line growth combined with our cost discipline resulted in a railway operating ratio for the fourth quarter of 81.8 percent compared with 82 percent last year.

For the year, a 2 percent improvement in operating revenues combined with a 1 percent lower operating expenses produced an operating ratio to 81.5 percent, compared with 83.7 percent in 2001, a 3 percent improvement.

While we were able to secure a meaningful improvement in the operating ratio in a difficult economic environment, we are clearly not satisfied with an operating ratio in the 80s, and we are committed to achieving continued improvement in the operating ratio going forward.

As you can see, Norfolk Southern has seen year-over-year improvements in our railway operating ratio for each quarter since the second quarter of 1999, when we were integrating our portion of Conrail.

The railway operating ratio improvements that we have been making are a clear indication that we are heading in the right direction in terms of improved efficiency in our operations, and future improvements will be an important barometer of where Norfolk Southern is going.

In a similar vein, we have realized significant year-over-year improvements in our net income over the past three years, as shown here.

For 2002, net income was $460 million, 27 percent above the $362 million earned in 2001, excluding a $13 million after-tax gain related to the 1998 sale of North American Van Lines, and 68 percent above the $273 earned in 2000.

The same pattern of improvement is reflected in our diluted earnings per share. For 2002, earnings per share were $1.18, which was 26 percent above the 94 cents per shared earned in 2001, and 66 percent above the 71 cents earned in 2000.

At Norfolk Southern we continue to make the investments necessary to keep our system in top serviceable condition. Between 1997 and 2000, we made substantial investments in infrastructure, yards, terminals and equipment to handle the Conrail integration and provide capacity for future business growth.

Today, our network is in condition to accommodate the opportunities for growth that will come from improved customer service and a stronger economy.

Our estimated capital spending for 2003 of $798 million reflects our expectations for a strengthening economy and our continued commitment to make the investments needed to keep our network in top serviceable condition and grow our business.

While we are focused on keeping our network in top serviceable condition, we are also reducing our outstanding debt.

On December 31, 2002, total long-term debt was approximately $7.4 billion. As you can see, $6.4 billion, or 86 percent of our total debt, was in the form of notes. Equipment trusts make up 8 percent of our debt, and capital leases add another 6 percent. In addition, Conrail has total debt of $1.2 billion, of which our 58 percent share is about $700 million.

In order to finance our purchase of our 58 percent ownership of Conrail, our outstanding debt was increased in 1999. Yet as you can see, we have made substantial progress in reducing our consolidated debt. We reduced debt by $304 million in 2000, $136 million in 2001, and $559 million last year, for a cumulative total of nearly $1 billion.

Since the beginning of 2000, we have reduced our long-term debt, including our share of Conrail's long-term debt, by one billion and 29 million dollars.

However, in 2000, we initiated a receivables securitization program to provide a source of cash. Even if we offset that $1.029 billion dollars of debt reduction by the outstanding balance on our receivables securitization program of $30 million at the end of December 2002, the net reduction in debt would still be $999 million. One of our primary objectives is to generate free cash flow and to continue to use our free cash flow to reduce our outstanding debt.

Today, our current credit ratings, which remain among the best in our industry, reflect our emphasis on solid financial performance. With the very substantial repayment of debt in 2002, both Moody's and Standard and Poor upgraded the outlook on Norfolk Southern's credit ratings from negative to stable.

2002 was a year filled with challenges for everyone in the business world - - and it was a year when Norfolk Southern, in the face of those challenges, rallied to show a significant improvement in performance. We were able to achieve improvements in our operations, our efficiency and our financial results. And, the value of expanding our system, diversifying our business base and investing in our property is now making itself apparent.

In closing, 2002 was by all accounts a good year for Norfolk Southern.

Operating revenues increased 2 percent while operating expenses declined 1 percent, producing a 15 percent improvement in income from operations.

Our operating ratio continues to improve, declining by 3 percent, as we move towards a ratio in the 70s.

Finally, net income increased by 27 percent, and earnings per share rose by 26 percent.

Norfolk Southern is indeed moving in the right direction in almost every way. In the wake of a merger that tested the mettle of Norfolk Southern and in the uncertain economic environment that we face today, we have improved our operating and financial performance. The Norfolk Southern you see today is the product of our intense focus on growing our revenues, controlling costs, and providing safe and reliable freight transportation. As we move into 2003, we are on course and headed in the right direction.